Exhibit 23.2

July 25, 2013

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Post-effective Amendment No. 1 to Registration Statement on Form S-8 of Denison Mines Corp. of our report dated March 7, 2013 relating to the consolidated financial statements for the years ended December 31, 2012 and 2011 and the effectiveness of internal control over financial reporting as at December 31, 2012, which appears in the Annual Report on Form 40-F of Denison Mines Corp. for the year ended December 31, 2012.

/s/ Pricewaterhouse Coopers LLP

Chartered Professional Accountants, Licensed Public Accountants PricewaterhouseCoopers LLP Toronto, Ontario, Canada